Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
PacWest Bancorp:

We consent to the use of our report dated February 28, 2017, with respect to the consolidated balance sheets of PacWest Bancorp as of December 31, 2016 and 2015, and the related consolidated statements of earnings, comprehensive income, changes in stockholders’ equity, and cash flows in each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated by reference herein.

/s/ KPMG LLP

Los Angeles, California
May 11, 2017